Exhibit 99.1

ASCENDIA BRANDS, INC. ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS

Hamilton, NJ – October 10, 2007 -- Ascendia Brands, Inc. (AMEX: ASB) today reported results for its thirteen weeks and twenty-six weeks ended August 25, 2007.

Consolidated net sales for the thirteen weeks ended August 25, 2007 increased by $9.5 million or 38.9% compared to the thirteen weeks ended August 26, 2006, from $24.4 million to $33.9 million. The Calgon™ and the healing garden brands® acquired from Coty Inc. on February 9, 2007 contributed $12.5 million to current quarter net sales. Excluding the impact of this acquisition, net sales decreased by $3.0 million.

Consolidated gross profit increased by $5.0 million to $9.4 million for the thirteen weeks ended August 25, 2007, compared to $4.4 million for the comparable period in the prior year. As a percentage of net sales, the second quarter gross profit margin was 27.8% compared to 18.3% in the prior year. Gross profit and gross profit margin were favorably impacted by the acquired Coty brands, which contributed $7.8 million to the current quarter. Included in the increase in gross profit is $4.2 million received from Coty as a production credit against the inventory purchased from them during the quarter.

Consolidated selling, general and administrative expenses increased by $6.5 million, to $11.6 million, for the thirteen weeks ended August 25, 2007, compared to $5.1 million for the comparable period in the prior year. Contributing to the increase were costs associated with the acquired Coty brands, including $2.6 million from the amortization of intangible assets identified as part of the purchase price allocation, $0.1 million in costs related to services provided by Coty under a transition services agreement, $0.2 million in sales brokerage costs, and $0.1 million in advertising and consumer promotion in support of the acquired brands. Additional expenses contributing to the increase compared to the prior period were executive salaries and bonuses of $2.6 million, non-cash stock compensation expense of $0.3 million, and outside services of $0.5 million.

Consolidated other income increased by $27.6 million to $32.1 million for the thirteen weeks ended August 25, 2007, compared to $4.5 million for the comparable period in the prior year. Contributing to the increase were higher income of $31.3 million from the change in fair value of the Company’s compound derivative liability net of amortization expense, and foreign exchange gains of $0.8 million in the current quarter, partially offset by interest expense increases of $4.5 million.

Net income from continuing operations increased by $26.1 million to $29.9 million, or $(0.03) loss per diluted share, for the thirteen weeks ended August 25, 2007, compared to $3.8 million, or $(0.14) loss per diluted share, for the comparable period in the prior year. The increase in income is due primarily to the increased gain in the fair value of the Company’s compound derivative liability.

Net loss from discontinued operations was lower by $0.5 million as a result of reduced expense at the Company’s Cenuco subsidiary. This subsidiary ceased operations effective June 30, 2007.

Twenty-six weeks results

Consolidated net sales for the twenty-six weeks ended August 25, 2007 increased by $26.6 million or 51.6% compared to the twenty-six weeks ended August 26, 2006, from $49.2 million to $75.8 million. The Calgon™ and the healing garden brands® acquired from Coty Inc. on February 9, 2007 contributed $29.0 million to the increase.

Consolidated gross profit increased by $12.7 million to $21.8 million for the six months ended August 25, 2007, compared to $9.1 million for the comparable period in the prior year. As a percentage of net sales, the second quarter gross profit margin was 28.8%, compared to 18.5% in the prior year. The gross profit and gross profit margin were favorably impacted by the acquired Coty brands, which contributed $15.8 million to the current quarter. Included in the increase in gross profit is $6.8 million received from Coty as a production credit against the inventory purchased from Coty during the six months.

Consolidated selling, general and administrative expenses increased by $14.7 million, to $23.8 million, for the twenty-six weeks ended August 25, 2007, compared to $9.1 million for the comparable period in the prior year. Contributing to the increase were costs associated with the acquired Coty brands, including $4.9 million from the amortization of intangible assets identified as part of the purchase price allocation, $1.9 million in costs related to services provided by Coty under a transition services agreement, $0.2 million in sales brokerage costs, and $1.1 million in advertising and consumer promotion in support of the acquired brands. Additional expenses contributing to the increase compared to the prior period were executive salaries and bonuses of $4.2 million, non-cash stock compensation expense of $0.9 million, and outside services of $0.5 million.

Consolidated other income increased by $24.7 million, to $25.7 million for the six months ended August 25, 2007 compared to $1.0 million for the comparable period in the prior year. Contributing to the increase was an increase in income of $32.5 million from the change in fair value of the Company’s compound derivative liability net of amortization expense, and an increase of foreign exchange gains of $1.2 million, partially offset by interest expense increases of $9.0 million.

Net income from continuing operations increased by $22.7 million to $23.7 million, $(0.05) per diluted share, for the six months ended August 25, 2007, compared to $1.0 million, $(0.37) per diluted share, for the comparable period in the prior year. The increase in income is due primarily to the gain on the fair value of the Company’s compound derivative liability.

Net loss from discontinued operations was lower by $0.8 million as a result of reduced expense at the Company’s Cenuco subsidiary.

On October 10, 2007, the Company also announced that it had entered into agreements with its senior lenders amending the financial covenants in its credit agreements applicable to the fiscal period ended August 25, 2007.

In addition, the Company announced that it requires additional time to prepare its quarterly report on Form 10-Q for the thirteen week and twenty-six week periods ended August 25, 2007. The Company expects to file its quarterly report on Form 10-Q by October 15, 2007.

Ascendia Brands, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and per share data)

	August 25, 2007	February 28, 2007
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$767	$3,303
Trade receivables, net of allowances of
$4,948 at August 25, 2007 and $2,913 at February 28, 2007	16,715	9,444
Inventories	35,074	28,633
Miscellaneous receivables	-	1,517
Prepaid expenses and other	5,121	5,761

Total current assets	57,677	48,658

Property, plant and equipment, net	9,155	6,500
Intangibles, net	145,032	151,634
Other assets, net	9,560	10,103

Total assets	$221,424	$216,895

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,634	$8,943
Accrued expenses	6,033	5,480
Accrued interest	3,569	1,146
Reserve for customer returns	419	4,479
Current portion of long-term debt	231,624	2,000
Total current liabilities	253,279	22,048
Long-term debt, less current portion	21,382	271,317
Long-term pension obligation	689	668
Total liabilities	275,350	294,033

Stockholders’ Equity:
Convertible preferred stock, par value $.001 per share; Authorized
1,000,000 shares; issued and outstanding 330 Class B & B-1 shares
at August 25, 2007 and at February 28, 2007	—	—
Common stock, par value $.001 per share; Authorized 225,000,000 shares; issued and outstanding 41,973,590 shares at August 25, 2007
and 36,758,541 at February 28, 2007	42	37
Additional paid in capital	75,472	74,828
Accumulated deficit	(128,339)	(151,435)
Accumulated comprehensive loss	(1,101)	(568)
Total stockholders’ deficit	(53,926)	(77,138)
Total liabilities and stockholders’ deficit	$221,424	$216,895

Ascendia Brands, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except for share and per share data)

	For the thirteen weeks ended		For the twenty-six weeks ended
	August 25, 2007	August 26, 2006	August 25, 2007	August 26, 2006

Net sales	$33,871	$24,377	$75,822	$49,224
Cost of sales	24,456	19,928	54,021	40,121

Gross Profit	9,415	4,449	21,801	9,103

Operating expenses:
Selling and marketing	2,337	1,456	6,727	2,857
General and administrative	9,297	3,636	17,127	6,267
Total operating expenses	11,634	5,092	23,854	9,124

Income (loss) from operations	(2,219)	(643)	(2,053)	(20)

Interest expense	(7,497)	(3,045)	(14,549)	(5,530)
Amortization of finance fees and debt discount	(803)	(439)	(1,637)	(1,610)
Gain on revaluation of compound derivative	39,598	7,975	40,533	7,975
Other income (expense)	834	(12)	1,387	133
Total other income	32,132	4,479	25,734	968

Income from continuing operations before income taxes	29,913	3,836	23,681	948

Income taxes	—	—	—	—

Net income from continuing operations	29,913	3,836	23,681	948

Loss from discontinued operations	(299)	(708)	(585)	(1,354)

Net income (loss)	29,614	3,138	23,096	(406)

Series A Preferred stock beneficial conversion
feature accreted as a dividend	—	—	—	204

Net income (loss) available to common stockholders	$29,614	$3,138	$23,096	$(610)

Basic income per share – continuing operations	$0.72	$0.29	$0.57	$0.07
Basic loss per share – discontinued operations	$(0.01)	$(0.06)	$(0.02)	$(0.11)
Basic income (loss) per common share	$0.71	$0.23	$0.55	$(0.04)
Diluted loss per common share	$(0.03)	$(0.14)	$(0.05)	$(0.37)

About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon™* and the healing garden® brands. The Company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

*Calgon is a licensed trademark.

Ascendia Contact: John D. Wille Chief Financial Officer (609) 219-0930 ext 150 jwille@ascendiabrands.com	Investor Relations Contact: John G. Nesbett IMS, Inc. (203) 972-9200 jnesbett@institutionalms.com